July 24, 1998

Mr. (ADDRESSEE_NAME)
(STREET_ADDRESS)
(CITY_STATE_ZIP_CODE)

Dear (NAME):

This letter is intended to provide you with additional employment security as follows:

If at any time during the five year period following the date of this letter there shall occur a "Change of Control" (as defined below) while you are employed by Ampex Corporation (the "Company") or a subsidiary and if you (1) are terminated; (2) have your compensation and benefits reduced to less than 90% of your then current compensation and benefits, not including stock options and your savings plan; or (3) are relocated to a work location more than 50 miles from your current work location by the Company (or its successor) within 24 months after the date of such Change of Control, then you shall be entitled to the following:

(a) Salary continuation (as defined below) for a period of 24 months from the date of such Change of Control; and

(b) Continued participation in the Company's medical and insurance benefit programs (or similar programs of its successor) for such 24 month period.

"Change of Control" shall mean (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Sherborne Holdings Incorporated, a Delaware corporation, or its affiliates (as such term is used in such Act) shall become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under such Act) of voting stock of the Company entitling such person or group under ordinary circumstances to elect a majority of the members of the Board of Directors of the Company or (ii) the sale of all or substantially all the assets of the Company to an unaffiliated third party.

"Salary continuation" shall mean continuation of your monthly salary payments at the annual base rate of salary in effect at the date of such termination, plus annual incentive compensation equal to the average percentage incentive award to you in the last three years (or such lesser period as you shall have been employed) times such annual base salary; it being understood and agreed that if you shall continue to be employed by the

Mr. (ADDRESSEE_NAME)
July 24, 1998
Page 2

Company (or its successor) after the date of such Change of Control and shall be subsequently terminated (i) your salary continuation during such 24 month period shall be at a rate not less than would have been in effect if you had been terminated on the date of such Change of Control, and (ii) the Company (or its successor) shall receive credit for any salary and incentive awards payable to you in respect of such period of employment. Long-term performance incentive awards shall not be included hereunder, but shall be payable to the extent provided in the relevant long-term incentive plan document. Salary continuation provided hereunder shall be offset by any severance or similar amounts otherwise payable to you by the Company (or its successor) and shall cease in the event you accept employment during such 24 month period with any other company engaged in the manufacture or sale of instrumentation or data storage products in the United States. All payments shall be subject to applicable withholding taxes.

Your participation in medical and insurance benefit programs will be subject to the terms of the controlling plans and will be continued during the period unless similar benefits are provided by a successor or subsequent employer. Other benefits, such as automobiles or memberships will not be continued, nor will contributions be made nor additional service time accrue to savings, pension or supplemental retirement plans.

It is not intended that this letter deprive you of any of the normal benefits that you would receive on any termination of your employment at Ampex. For example, if you were terminated near the end of the two year period recited in the letter and you were entitled under applicable Ampex policy to receive benefits, such as salary continuation, which would extend beyond the completion of the two years, you will not be deprived of those benefits. Further, although the salary continuation provided in the letter will not result in the accrual of additional service time for pension and other purposes, other service accruals, if any, provided under Ampex policy would be applied if appropriate.

Notwithstanding anything to the contrary above, if all or any portion of the payments or benefits provided to you pursuant to this letter, either alone or together with other payments or benefits which you receive or are then entitled to receive from the Company or any of its subsidiaries or affiliates, would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the "Code"), such payments or benefits shall be deferred or reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed on you under Section 4999 of the Code and such that all such payments and benefits are deductible under Section 280G of the Code. The deferral or reduction, if any, shall be made with respect to such payments and benefits as the Company in its sole discretion shall determine, provided, that nothing in this paragraph shall result in a reduction or deferral of any amounts payable to you under any long-term incentive plan in accordance with the relevant plan documents.

Nothing herein is a guarantee or contract of continued employment. Your entitlement to the additional benefits provided herein is subject to your continued compliance with all your obligations to the Company (including without limitation obligations as to protection of confidential information) now or hereafter in effect.

Mr. (ADDRESSEE_NAME)
July 24, 1998
Page 3
This letter sets forth our entire understanding and agreement concerning the subject matter hereof, and may not be amended, supplemented or waived in any respect except by a writing signed by the Company. If any clause or provision hereof shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not impair or affect the remainder of the agreement. You may not assign any of your rights or interests herein.

Please sign a copy of this letter and return it to me.

Very truly yours,
AMPEX CORPORATION


BY:/s/ Edward J. Bramson
   --------------------------------
Edward J. Bramson
Chairman

UNDERSTOOD AND AGREED:


-----------------------------------
       (ADDRESSEE_NAME)